Exhibit 10.18
QUANEX BUILDING PRODUCTS CORPORATION
DIRECTOR [STOCK-][CASH]SETTLED
PERFORMANCE UNIT AWARD AGREEMENT
<<Name>>
Grantee

Date of Award:	<<___________>>

Number of Performance Units Awarded:	<<___________>>

[Target Value of Each Performance Unit:]	<<___________>>
AWARD OF PERFORMANCE UNITS
1.
GRANT OF PERFORMANCE UNITS. Quanex Building Products Corporation, a Delaware corporation (the “Company”), pursuant to the Quanex Building Products Corporation 2008 Omnibus Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above, that number of Performance Units set forth above (each, a “Performance Unit”, and collectively, the “Performance Units”), on the terms and conditions set forth in this Performance Unit Award Agreement (this “Agreement”).

[The][Each] Performance [Units provide][Unit provides] you an opportunity to [receive shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”),][earn a cash payment] based upon attainment of the Performance Goals during the Performance Period. For purposes of this Agreement, the term “Performance Period” means the  _______
-year period beginning                     , 20  _____, and ending                     , 20  _____, and the term “Performance Goals” means                     . This Award shall “vest” on the date on which the Committee certifies that the Performance Goals have been satisfied or, if earlier, on the date you are otherwise entitled to receive a payment under Section Error! Reference source not found. of this Agreement.
2.
FINAL PERFORMANCE FACTOR. The aggregate [number of shares of the Common Stock to be issued to you][amount payable] under this Agreement [(the “Shares”)] is equal to the number of Performance Units multiplied by the Target Value of each Performance Unit multiplied by the Final Performance Factor (which is determined as provided below)[divided by the Fair Market Value of a Share of Common Stock on the first business day immediately preceding the Payment Date]:

2.1 The Final Performance Factor shall be equal to one (1) if (a) the Company achieves the Target Milestone during the Performance Period and does not achieve the Maximum Milestone during the Performance Period, (b) a Change in Control of the Company has not occurred on or before the last day of the Performance Period, and (c) you remain an active member of the Board of Directors of the Company (the “Board”) through the last day of the Performance Period. For purposes of this Agreement, the “Target Milestone” means                      and the “Maximum Milestone” means                     .
Director
[Stock Settled] — [Cash Settled]

2.2 The Final Performance Factor shall be equal to two (2) if (a) the Company achieves the Maximum Milestone during the Performance Period, (b) a Change in Control of the Company has not occurred on or before the last day of the Performance Period, and (c) you remain an active member of the Board through the last day of the Performance Period.
2.3 The Final Performance Factor shall be equal to three-fourths (3/4) if (a) the Company achieves the Threshold Milestone during the Performance Period and does not achieve the Target Milestone during the Performance Period, (b) a Change in Control of the Company has not occurred on or before the last day of the Performance Period, and (c) you remain an active member of the Board through the last day of the Performance Period. For purposes of this Agreement, the “Threshold Milestone” means                     .
2.4 If the performance standard achieved with respect to a particular Performance Goal is between the Threshold Milestone and the Target Milestone or between the Target Milestone and the Maximum Milestone, the applicable Final Performance Factor shall be determined by interpolation.
For example, assume that the Committee grants a director a performance based compensation award under the Plan that is contingent upon achieving Performance Goal A and Performance Goal B, weighting the importance of the goals as 50% and 50%, respectively. The Committee establishes Threshold, Target and Maximum Milestones for each Goal. The Final Performance Factor assigned for achieving the threshold, target and maximum performance standards are 3/4, 1 and 2, respectively. Finally, assume that the director is awarded 2,000 Performance Units with a Target Value of $100, is continuously on the Board throughout the Performance Period and achieves the Maximum Milestone for Performance Goal A, and precisely halfway between the Target and Maximum Milestones for Performance Goal B. The total amount payable to the director under the award is $250,000, which is determined as follows: The amount payable to the director with respect to Performance Goal A is $100,000 (50% (Performance Goal Percentage) x 2,000 (Performance Units) x $100 (Performance Unit Value) x 1 (Final Performance Factor) = $100,000), and the amount payable to the director with respect to Performance Goal B is $150,000 (50% (Performance Goal Percentage) x 2000 (Performance Units) x $100 (Target Value) x 1.5 (Final Performance Factor)= $150,000).
2.5 If the Threshold Milestone is not achieved during the Performance Period and a Change in Control of the Company has not occurred on or before the last day of the Performance Period, then the award pursuant to this Agreement shall lapse and be forfeited as of the last day of the Performance Period.
2.6 The Company’s determinations with respect to the Performance Period for purposes of this Agreement shall be binding upon all persons. The Company may not increase the amount payable under this Agreement.
3.
PAYMENT. [The Company shall cause the Shares to be issued][Any amount payable to you pursuant to this Agreement will be paid] as soon as administratively practicable following the date of the Committee’s certification that the Performance Goals have been satisfied, but no later than 2 1/2 months following the end of the calendar year in which the Ending Date occurs [the “Payment Date”], unless otherwise provided in this Agreement as of the date of grant. [The Shares that may be issued to you under this Agreement][Such payment] will be [issued][made] to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or the Agreement.

[Upon the issuance of Shares pursuant to this Agreement, such Shares shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).]
Director
[Stock Settled] — [Cash Settled]

4.
SEPARATION FROM SERVICE/CHANGE IN CONTROL OF THE COMPANY. The following provisions will apply in the event you separate from service with the Company and its Affiliates (the “Company Group”) or Change in Control of the Company occurs, before the last day of the Performance Period.

4.1 Separation from Service Generally. If you separate from service with the Company Group on or before the last day of the Performance Period, then, except as provided in Sections 4.2 through 4.5 below, all of your rights in the Agreement, including all rights to the Performance Units granted to you, will lapse and be completely forfeited on the date of your separation from service.
4.2 Change in Control of the Company. If a Change in Control of the Company occurs while you are a director on or before the last day of the Performance Period, then the Company will [issue][pay] to you [shares of Common Stock][cash] in an amount equal to the product of the Target Value of each Performance Unit multiplied by the number of Performance Units that were awarded to you under this Agreement and a fraction, the numerator of which is the number of years from the beginning of the Performance Period (rounded up to the nearest full year) through the date of the Change in Control of the Company and the denominator of which is the number of years in the Performance Period[ divided by the Fair Market Value of a Share of Common Stock on the first business day immediately preceding the Payment Date]. [Any amount payable to you pursuant to this Section 4.2 will be paid by the Company to you t][T]en (10) business days after the date of the Change in Control of the Company [, the Company will issue to you one share of the Common Stock for each Performance Unit granted to you under this Agreement. Such shares will be issued][. Such payment will be made] to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or the Agreement and the Company will have no further obligations to you pursuant to the Performance Units or the Agreement.
4.3 Permanent Disability. Notwithstanding any other provision of the Agreement to the contrary, if you separate from service with the Company Group because you incur a Permanent Disability before the last day of the Performance Period then the Company will [issue][pay] to you [shares of Common Stock] in [cash] an amount equal to the product of (1) and (2) where (1) is the [number of shares][amount] you would have received under the Agreement if you had not separated from service with the Company Group before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date you separated from service with the Company Group and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 4.3 will be paid to you on the Payment Date. Such payment will be made to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or the Agreement and the Company will have no further obligations to you pursuant to the Performance Units or the Agreement.
4.4 Death. Notwithstanding any other provision of the Agreement to the contrary, if you die before the last day of the Performance Period and while an active member of the Board, then the Company will [issue][pay] to your estate [shares of Common Stock] in [cash] an amount equal to the product of (1) and (2) where (1) is the [number of shares][amount] you would have received under the Agreement if your membership on the Board had not ended before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date your membership on the Board ended and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 4.4 will be paid to your estate on the Payment Date. Such payment will be made in exchange for the Performance Units and thereafter your estate and heirs, executors, and administrators shall have no further rights with respect to such Performance Units or the Agreement and the Company will have no further obligations pursuant to the Performance Units or the Agreement.
Director
[Stock Settled] — [Cash Settled]

4.5 Retirement. Notwithstanding any other provision of the Agreement to the contrary, if you separate from service with the Company Group due to your Retirement before the last day of the Performance Period then the [Company][Employer] will [issue][pay] to you [shares of Common Stock] in [cash] an amount equal to the product of (1) and (2) where (1) is the amount you would have received under the Agreement if you had not separated from service with the Company Group before the end of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date you separated from service with the Company Group and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 4.5 will be paid [by the Employer] to you on the Payment Date. Such payment will be made to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or the Agreement and the Company Group will have no further obligations to you pursuant to the Performance Units or the Agreement. For purposes of this Section 4.5, the term “Retirement” means your voluntary cessation of your membership as a director with the Company on or after six years or two consecutive terms as a director
5.
NONTRANSFERABILITY. The Performance Units and your rights under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby.

6.
CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Performance Units shall not affect in any way the right or power of the Company [or any company the stock of which is awarded pursuant to the Agreement] to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

7.
PERFORMANCE UNITS DO NOT AWARD ANY RIGHTS OF A SHAREHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the stock of the Company with respect to the Performance Units that are awarded hereby.

8.
[SECURITIES ACT LEGEND. If you are or become an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with such Act and all applicable rules thereunder.]

9.
LIMIT OF LIABILITY. Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

10.	[REGISTRATION. The Shares that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.]
Director
[Stock Settled] — [Cash Settled]

11.
[SALE OF SECURITIES. The Shares that may be issued under this Agreement may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of the Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.]

12.
MISCELLANEOUS. The Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Grantee named in the Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan.

In accepting the award of Performance Units set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.

QUANEX BUILDING PRODUCTS CORPORATION

Raymond Jean — Chief Executive Officer
Director
[Stock Settled] — [Cash Settled]

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